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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549           ---------------
                                                              SEC FILE NUMBER
                                   FORM 12b-25                    001-7155
                                                              ---------------
                           NOTIFICATION OF LATE FILING

(Check one):      |_|Form 10-K    |_|Form 20-F    |X|Form 11-K
                  |_|Form 10-Q    |_|Form N-SAR   |_|Form N-CSR

              For Period Ended:   December 31, 2003
                                 -----------------------------
              / / Transition Report on Form 10-K

              / / Transition Report on Form 20-F

              / / Transition Report on Form 11-K

              / / Transition Report on Form 10-Q

              / / Transition Report on Form N-SAR
              For the Transition Period Ended: _______________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

         R.H. Donnelley Corporation (Full name of Plan for which this Form 12b-25 relates:

         R.H. Donnelley Profit Participating Plan)
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Full Name of Registrant

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Former Name if Applicable

         1001 Winstead Drive
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Address of Principal Executive Office (Street and Number)

         Cary, North Carolina  27513
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City, State and Zip Code


PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |    (a) The reason described in reasonable detail in Part III of this
         |        form could not be eliminated without
         |        unreasonable effort or expense
         |    (b) The subject annual report, semi-annual report, transition
         |        report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
    |X|  |        Form N-CSR, or portion thereof, will be filed on or before
         |        the fifteenth calendar day following the prescribed due date;
         |        or the subject quarterly report or transition report on
         |        Form 10-Q, or portion thereof, will be filed on or before the
         |        fifth calendar day following the prescribed due date; and
         |    (c) The accountant's statement or other exhibit required by
         |        Rule 12b-25(c) has been attached if applicable.




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PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

The Annual Report on Form 11-K for the R.H. Donnelley Profit Participation Plan cannot be completed within the prescribed time period due to a delay in finalizing the financial statements to be included in such Form 11-K, which such delay was caused, in part, by the manual collection of data with respect to plan participants. The delay in finalizing such financial statements could not be eliminated without unreasonable effort or expense. The Annual Report on Form 11-K for the R.H. Donnelley Profit Participating Plan will be filed as soon as practicable and in any event, no later than the fifteenth calendar date following the prescribed due date.

PART IV -- OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
                 Robert J. Bush               919               297-1114
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                    (Name)                 (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). |X|Yes |_|No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             |_|Yes |X|No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           R.H. Donnelley Corporation
                           ---------------------------
                  (Name of Registrant as Specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

         Date      June 28, 2004           By  /s/ Robert J. Bush
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                                             Name: Robert J. Bush
                                             Title: Vice President and
                                                    General Counsel




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